SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC   20549


FORM 8-K


CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event)
August 16, 1994

Harsco Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3970
(Commission File Number)

23-1483991
(I.R.S. Employer Identification Number)


350 Poplar Church Road
Camp Hill, Pennsylvania
(Address of principal executive offices)
17001-8888
(Zip Code)


Registrant's telephone number, including area code:
(717) 763-7064


Item 5.  Other Events.

Federal Excise Tax - Government Voluntarily Withdraws
Its Appeal of the Armed Services Board of Contract
Appeals Decision

As reported in the Company's previous filings, the Armed Services Board of Contract Appeals ruled that
Harsco is entitled to a price adjustment to the five-ton truck contract to reimburse Federal Excise Tax
(FET) paid on vehicles that were to be delivered after October 1, 1988. In June 1994, the Government appealed to the Court of Appeals for the Federal
Circuit. Effective August 16, 1994, the Government voluntarily withdrew its appeal. As previously reported, the Commercial Litigation Branch of the Department of Justice is continuing to conduct its civil investigation with respect to the facts underlying this claim. The Government might attempt to renew its motions to reopen the Armed Services
Board of Contract Appeals decision based upon the results of the continuing investigation. Also, if the Department of Justice files a separate civil action against the Company as a result of this investigation, it may seek various remedies including forfeiture by the Company of its claims for reimbursement of FET and related claims, treble damages, and civil penalties.

Settlement of Various Five-Ton Truck Contract Issues

On August 26, 1994, the Company and the Government signed a modification to the five-ton truck contract resolving all outstanding contractual matters concerning that agreement with certain limited exceptions including FET related matters. The contract modification includes resolution of the Company's claims described in earlier Company filings for contract changes, inadequate technical data package, and delays and disruptions. The modification provides for an increase of $12.5 million in the contract price. The price increase is expected to result in pre-tax income to the Company of approximately $11.7 million after related excise tax and other associated costs.

Claim Against Certain Former Shareholders of
MultiServ International N.V.

On August 29, 1994, the Company filed a legal action in the United States District Court for the Southern
District of New York seeking recovery of damages arising from misrepresentations which the Company claims were made to it in connection with its purchase of the stock of MultiServ International N.V.
on August 31, 1993. The Complaint names as defendants, Adrian H. H. Bowden; The Dyson-Kissner-
Moran Corporation and two of its affiliated companies
(MHC Holding Corp. and DKM-MLP Limited Partnership);
Adler & Shaykin Fund II, L.P.; and Rene Segui.  The
Complaint seeks damages in an amount to be determined.

SIGNATURE


Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


HARSCO CORPORATION
(Registrant)




By:  Derek C. Hathaway
Chairman, President &
Chief Executive Officer

Date:  September 2, 1994